UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                               AVADO BRANDS, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1) Title of each class of securities to which transaction applies:
        -----------------------------------------------------------------------
        (2) Aggregate number of securities to which transaction applies:
        -----------------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        -----------------------------------------------------------------------
        (4) Proposed maximum aggregate value of transaction:
        -----------------------------------------------------------------------
        (5) Total fee paid:
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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1) Amount Previously Paid:
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        (2) Form, Schedule or Registration Statement No.:
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        (3) Filing Party:
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        (4) Date Filed:
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

                               AVADO BRANDS, INC.

                              Hancock at Washington
                             Madison, Georgia 30650
                                  (706)342-4552
                               _________________

                  NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 7, 2003
                               _________________


     The Annual Meeting of Shareholders of AVADO BRANDS, INC. (the "Company") will be held at the offices of the Company at Hancock at Washington, Madison, Georgia, on May 7, 2003, at 11:00 a.m. local time, for the following purposes:

     (1) To elect six members of the Board of Directors of the Company to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualify, consistent with the Georgia Corporation Business Code;

     (2) To consider and act upon a proposal to approve an amendment to the Company's 1995 Stock Incentive Plan;

     (3) To consider and act upon ratification of the appointment of KPMG LLP as the auditors of the Company for the current year; and

     (4) To transact such other business as may properly come before the Meeting or any adjournment thereof.



     Holders of Common Stock of record of the Company at the close of business on April 4, 2003 are the only shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

                                 By Order of the Board of Directors,

                                 /s/ Percy V. Williams
                                 ----------------------------------
                                 Percy V. Williams
                                 Secretary

Madison, Georgia
April 7, 2003

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                               AVADO BRANDS, INC.
                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 7, 2003
                               ___________________

                               GENERAL INFORMATION

Shareholders Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Avado Brands, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held at 11:00 a.m. local time on May 7, 2003 at the offices of the Company at Hancock at Washington, Madison, Georgia. This Proxy Statement was mailed to shareholders on approximately April 7, 2003.

Matters to be Acted Upon

     The following matters will be acted upon at the Annual Meeting:

     (1) The election of six members of the Board of Directors, each to serve a term of one year or until his or her successor is duly elected and qualifies;

     (2) Approval of an amendment to the Company's  1995 Stock  Incentive  Plan;

     (3) Ratification of the selection of KPMG LLP as auditors of the Company for the current year; and

     (4) Such other business as may properly come before the Annual Meeting or any adjournment thereof.

Proxies and Voting

     The Board of Directors solicits all holders of the Common Stock of the Company to vote by marking, signing, dating and returning their proxies. Submitting a signed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. A proxy may be revoked at any time before it is exercised by giving written notice of such revocation to the Secretary of the Company at the Company's principal executive office at Hancock at Washington, Madison, Georgia 30650.

     Each holder of Common Stock of record at the close of business on April 4, 2003 is entitled to one vote for each share of Common Stock then held. At the close of business on that date, there were outstanding and entitled to vote 33,101,929 shares of Common Stock. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is a quorum.

     When the enclosed proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instruction, the shares represented by a signed proxy will be voted in favor of the six nominees for election to the Board of Directors, in favor of the proposed amendment to the Company's 1995 Stock Incentive Plan and in favor of the proposed ratification of the selection of auditors.

     The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. Votes will be counted manually and abstentions, and broker non-votes will be counted only for the purpose of establishing a quorum. Broker non-votes are proxies received from brokers or other nominees holding shares on behalf of their clients who have not received specific voting instructions from their clients with respect to non-routine matters. In counting the votes cast, only those cast "for" and "against" a matter are included, although you cannot vote "against" a nominee for director. Because directors are elected by a plurality of the votes cast in favor, votes to "withhold authority" to vote for a certain nominee will have no effect.

     The Board of Directors does not know of any other business to be brought before the Annual Meeting, but it is intended that as to other business, if any, shares represented by a signed proxy will be voted in accordance with the judgment of the person or persons acting thereunder.


                    INFORMATION ABOUT THE BOARD OF DIRECTORS

Committees of the Board

     During the fiscal year ended December 29, 2002, six regularly scheduled meetings of the Board of Directors were held. Each director then in office attended at least 75% of the total of all meetings of the Board and of the Committees of the Board on which he or she served. The Board of Directors has Audit and Compensation Committees each composed of non-management directors. The Board of Directors does not have a nominating committee.

     Compensation and Human Resources Committee. The Compensation Committee reviews and makes recommendations to the Board concerning officer salaries, bonus programs, stock options, benefits and other components of compensation. The Compensation and Human Resources Committee met four times during 2002 (see "Compensation and Human Resources Committee Report on Executive Compensation").

     Audit Committee. The Audit Committee is composed of three non-management directors. All members of the Audit Committee are "independent" within the meaning of the listing standards of the NASDAQ Stock Market. Further information regarding the functions performed by the Committee and the number of meetings held during the fiscal year, is set forth in the "Report of the Audit Committee", included in this Proxy Statement. The Audit Committee is governed by a written charter approved by the Board of Directors.

     The following table sets forth Committee memberships as of the date of this proxy statement.

                                 Compensation                Audit
Director                           Committee               Committee
---------------------------  ----------------------  ----------------------
Emilio Alvarez-Recio                   *                       *
Jerome A. Atkinson                     *                       *
William V. Lapham                                              **
Robert Sroka                           **
---------------------------  ----------------------  ----------------------

*  Member      **  Chairperson


Director Compensation

     Directors who are not officers of the Company receive an annual retainer of $20,000, plus $1,000 for each Board meeting attended, $1,000 for each committee meeting attended, $500 for each special meeting in which he or she participates by telephone and reimbursement of out-of-pocket expenses. Directors also receive an annual retainer of $3,000 for serving as chairperson of a Board committee.

     Under the basic compensation plan as amended, described above, the Company's outside directors received total meeting fees and retainers of approximately $43,000 each in 2002.

     Directors may elect annually to defer receipt of their cash compensation, or any portion thereof, and receive credits of deferred stock units, pursuant to the Company's Outside Director Deferred Stock Unit Plan (see "Compensation and Human Resources Committee Report on Executive Compensation").

     In addition to cash compensation in 2002, each outside director received stock option grants of 20,000 shares with an exercise price of $0.48 per share, the market price of the stock on the date of grant, vesting at the rate of 33% per year for three years.

     Directors who are also officers of the Company do not receive any additional compensation for serving as directors.


                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements included in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles. The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board that the auditors delivered to the Committee. The Committee also considered the compatibility of the auditors' provision of non-audit services with maintaining the auditors' independence.

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee regularly meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee met five times during 2002.

     In addition to its regular or special meetings, the Audit Committee established a policy in 1999 of conducting a quarterly conference call to clear the release of operating results prior to the quarterly release. The Chairman of the Audit Committee and certain of the Company's financial executives participate along with representatives of the Company's independent auditors. The other members of the Audit Committee are also invited to participate. The Audit Committee held four quarterly calls to clear the release of operating results in 2002.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has adopted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the ratification of the Company's independent auditors.

Report submitted February 27, 2003.

By:      William V. Lapham, Audit Committee Chair
         Emilio Alvarez-Recio, Audit Committee Member
         Jerome A. Atkinson, Audit Committee Member

                            Audit and Non-Audit Fees

     The following table presents fees for professional audit services rendered by KPMG LLP ("KPMG") for the audit of the Company's annual financial statements for fiscal 2002 and 2001, and fees billed for other services rendered by KPMG for fiscal 2002 and 2001.

(amounts in thousands)                            2002           2001
--------------------------------------------  -------------  -------------
Audit fees                                      $ 522.1        $ 484.3
Audit related fees (1)                              5.3           92.2
--------------------------------------------  -------------  -------------
Audit and audit related fees                    $ 527.4        $ 576.5
--------------------------------------------  -------------  -------------
Tax fees (2)                                      213.2           82.8
All other fees                                        -              -
--------------------------------------------  -------------  -------------
Total fees                                      $ 740.6        $ 659.3
--------------------------------------------  -------------  -------------

     (1) Audit related fees consisted principally of fees for the stand-alone audit of McCormick & Schmick's in 2001 and assistance in documenting internal control policies and procedures over financial reporting.

     (2) Tax fees consisted principally of fees for tax compliance and tax consultation for sales tax penalty abatements.


                        Proposal 1: ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of six directors. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote executed proxies in favor of the election of the six persons named below, and such proxies cannot be voted in favor of the election of a greater number of persons. Each nominee has consented to serve as director, if elected, until the next Annual Meeting of Shareholders and thereafter until his or her successor is elected and qualifies. Should any nominee become unavailable for election, an event that is not anticipated, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.
Directors will be elected by a plurality of the votes cast in person or by proxy, assuming a quorum is present.

Nominees for Director

     Tom E. DuPree, Jr. founded the Company and has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1986. Mr. DuPree has been actively involved in developing and managing restaurants since 1978. He is a graduate of the Georgia Institute of Technology and holds a Master's degree in Accounting from Georgia State University. Mr. DuPree is 50 years old.

     Margaret E. Waldrep, who became a director of the Company in 2000, was elected to the position of Chief Administrative Officer of the Company in May 1997. In addition, from 1998 to 2000, she served as Acting Group President of the Company's Don Pablo's and Canyon Cafe brands. Ms. Waldrep joined the Company in 1985. From 1978 to 1985, Ms. Waldrep was a long-range planner with the Greenville Planning Commission in Greenville, S.C. She earned a Bachelor's degree in Political Science in 1977 and a Master's degree in City and Regional Planning in 1979 from Clemson University in Clemson, S.C. Ms. Waldrep is 47 years old.

     Emilio Alvarez-Recio, who became a director of the Company in 2000 and serves as a member of both the Audit Committee and the Compensation and Human Resources Committee, is Vice President of Worldwide Advertising for Colgate-Palmolive Company, a position he has held since 1992. Since joining Colgate-Palmolive in 1967, he has held various positions of increasing responsibility. From 1990 to 1992, he was Vice President and Division - General Manager responsible for joint ventures and operations in Middle East/Central Asia. Mr. Alvarez-Recio was Vice President of Worldwide Personal Care Products including acquisitions and special USA projects from 1985 to 1990. In addition, he was Divisional President - North American Division from 1981 to 1985. Prior to joining Colgate-Palmolive, Mr. Alvarez-Recio was employed by Richardson - Vick. He is a former director of Colgate-Palmolive Canada and National Westminster Bank - USA and is a graduate of Havana University. Mr. Alvarez-Recio is 65 years old.

     Jerome A. Atkinson became a director of the Company in 2000 and serves as a member of both the Audit Committee and the Compensation and Human Resources Committee. Mr. Atkinson is Executive Vice President, General Counsel and Chief Compliance Officer of Assurant Group, the largest subsidiary of Fortis, Inc., a diversified financial and insurance services company. Prior to rejoining Assurant Group, where he first became associated with Fortis in 1988, he was General Counsel and Secretary to the Fortis, Inc. Board of Directors in addition to being a member of Fortis' Management Board from 1996 to 2001. Prior to his association with Fortis, he was employed by The Signature Group from 1985 to 1988. Mr. Atkinson started his career in the Ford White House in 1975, first as Staff Attorney and then Deputy General Counsel for the Office of the Special Assistant to the President for Consumer Affairs. Mr. Atkinson earned a Bachelor of Science degree from the Georgia Institute of Technology and a Juris Doctor from the University of Michigan Law School. Mr. Atkinson is 53 years old.

     William V. Lapham, who became a director of the Company in 2000 and serves as Chairman of the Audit Committee, was associated with Ernst & Young LLP from 1962 until his retirement in 1998, having served as a partner for 26 years. Mr. Lapham served for seven years as global senior partner responsible for all Ernst & Young LLP services to The Coca-Cola Company and as a member of Ernst & Young's International Council for eight years ending in December 1997. He served as acting Chief Financial Officer of Uptons, a division of American Retail Group, from January 1999 to June 1999 and is a director of Life Point Hospitals, Inc. and Renal Care Group, Inc. He is a graduate of Texas Tech University and holds a Master's degree from Ohio University. Mr. Lapham is 64 years old.

     Robert Sroka became a director of the Company in 2000 and serves as Chairman of the Compensation and Human Resources Committee. Mr. Sroka is Managing Partner of Lighthouse Partners, a private investment and business consulting company. From 1994 to 1998, he served as Managing Director of Investment Banking - Mergers and Acquisitions for J.P. Morgan. From 1983 to 1998, he was employed by J.P. Morgan & Company, Inc., focusing on corporate finance, investment banking and mergers and acquisitions. Mr. Sroka is a graduate of the State University of New York at Buffalo and holds a Master's degree from New York University. He is a director of Sypris Solutions, Inc. Mr. Sroka is 54 years old.

     There are no family relationships among the Company's executive officers and directors.


Executive Officers

     In addition to the executive officers named above, the following persons also serve as executive officers of the Company.

     Louis J. Profumo serves as Chief Financial Officer and Treasurer, having rejoined the Company in February 2002. Mr. Profumo originally joined the Company in 1997 as Senior Vice President of Planning and Acquisitions and was appointed to the position of Senior Vice President of Finance and Chief Accounting Officer in November 1998, a position he held until 2000. Prior to rejoining the Company in February 2002, Mr. Profumo served as Chief Financial Officer of Randstad North America from 2000 to 2002. From 1974 to 1997, Mr. Profumo worked for KPMG LLP serving as an Audit Partner since 1986 in the firms manufacturing, retailing and distribution practice. He received both a bachelors' of science degree in hotel administration in 1973 and a master's of business administration in 1974 from Cornell University. Mr. Profumo is 51 years old.

     Percy V. Williams serves as Corporate Secretary and Director of Legal Services. As Corporate Secretary, he assists the Board of Directors in meeting goals for strategic planning, shareholder relations, SEC compliance and other key Board responsibilities. Mr. Williams also directs the legal compliance efforts of the Company's restaurant brands, oversees litigation and handles a variety of contract, corporate and employment issues for the Company. Prior to assuming his position with Avado Brands, Mr. Williams held various legal positions in the association, federal government and private practice sectors. Mr. Williams is a graduate of the University of Georgia and holds a law degree from the University's Lumpkin School of Law. Mr. Williams is 42 years old.

     Robert A. Andreottola became President of Don Pablo's Mexican Kitchen in 1998. Mr. Andreottola joined the Company in 1987 as Director of Marketing. During his 15 years with Avado Brands, he has also served as President as well as Executive Vice President of the Company's Applebee's Division and Vice President of Marketing for the Company. Mr. Andreottola is 44 years old.

     Officers of the Company serve at the pleasure of the Board of Directors. The term of office for each director of the Company ends at the next annual meeting of the Company's shareholders or until his or her successor is elected and qualifies.


                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to the Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive. The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the years indicated.

                                                                               Long-Term
                                                                              Compensation
                                                                             --------------
                                                    Annual Compensation        Securities      All Other
                                               ----------------------------    Underlying     Compensation
    Name and Principal Position        Year     Salary ($)    Bonus ($)(1)     Options(#)        ($)(2)
-----------------------------------  --------  ------------ ---------------  --------------  --------------
Tom E. DuPree, Jr.                     2002       559,615        157,500         787,500              -
Chairman and Chief                     2001       525,000              -               -              -
Executive Officer                      2000       525,000              -         382,813              -

Margaret E. Waldrep                    2002       335,000        100,500         200,000         10,500
Chief Administrative Officer           2001       335,000              -         204,268         10,500
                                       2000       335,000              -         211,037          6,700

Louis J. Profumo (3)                   2002       288,693              -         200,000              -
Chief Financial Officer and            2001             -              -               -              -
Treasurer                              2000        64,615              -               -         21,808

Ronald N. Magruder (4)                 2002       350,000         87,500         150,000         10,500
President of Hops Restaurant           2001       336,500         50,000          53,354         10,096
Bar Brewery                            2000       141,300              -          63,368              -

Robert A. Andreottola                  2002       244,000         69,300         150,000              -
President of Don Pablo's               2001       224,900              -          35,061              -
Mexican Kitchen                        2000       215,700              -          54,563            935


     (1) Amounts shown in the Bonus column for 2002 consist primarily of payments to the named executive officers pursuant to the Board's authorization of a one-time, compensatory recognition to Company executives to recognize the attainment of goals related to debt reduction, and to serve as an aid to retention for key personnel.

     (2) Amounts shown in this column consist of contributions by the Company to its 401(k) savings plan, Supplemental Deferred Compensation Plan ("Supplemental Plan") and Employee Stock Ownership Plan and Trust ("ESOP"). Avado Brands common stock contributed to the Supplemental Plan and the ESOP has been valued at fair market value. Mr. DuPree does not participate in the ESOP, the 401(k) savings plan, or the Supplemental Plan.

     (3) Mr. Profumo joined the Company in February 2002 on an independent contractor basis and then on a permanent basis in July 2002. Amounts shown for him during 2002 include $156,001 in independent contractor compensation and $132,692 in employee compensation. Amounts in 2000 for Mr. Profumo represent three months compensation prior to his resignation and related benefit plan distributions.

     (4) Mr. Magruder joined the Company in 2000 and amounts shown for him during that year represent five months compensation. Mr. Magruder resigned his position with the Company effective March 13, 2003.


                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted during the fiscal year ended December 29, 2002, under the Company's 1995 Stock Incentive Plan to the executives named in the Summary Compensation Table. All stock options under the plan, vest at a rate of 33% per year for three years.

                                 Individual Grants                                       Potential Realizable
                         --------------------------------                                  Value at Assumed
                           Number of     Percentage of                                   Annual Rates of Stock
                           Securities    Total Options                                  Price Appreciation for
                           Underlying     Granted to     Exercise or                         Option Term
                            Options      Employees in     Base Price    Expiration    ----------------------------
Name                        Granted           2002         ($/share)        Date          5%($)          10%($)
------------------------  -------------  --------------  -------------  ------------  ------------- --------------
Tom E. DuPree, Jr.           525,000          25.4%          0.18         12/30/11       57,780         146,425
Tom E. DuPree, Jr.           262,500          12.7%          0.19         12/30/11       31,779          80,534
Margaret E. Waldrep          200,000           9.7%          0.18         12/30/11       22,011          55,781
Louis J. Profumo             200,000           9.7%          0.30         10/28/12       37,105          94,031
Ronald N. Magruder           150,000           7.2%          0.18         12/30/11        1,941           4,920
Robert A. Andreottola        150,000           7.2%          0.18         12/30/11       16,508          41,836
------------------------  -------------  --------------  -------------  ------------  ------------- ---------------


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the value of unexercised options as of December 29, 2002 held by the executives named in the Summary Compensation Table. No options were exercised during the fiscal year ended December 29, 2002 by the executives named in the summary compensation table and no stock appreciation rights were outstanding during fiscal 2002.

                                                                    Number of Shares          Value of Unexercised
                                                                 Underlying Unexercised           In-the-Money
                              Shares                                 Options at                    Options at
                             Acquired                            December 29, 2002 (#)        December 29, 2002 ($)
                               On                Value        ---------------------------  ---------------------------
Name                        Exercise (#)       Realized ($)    Exercisable/Unexercisable    Exercisable/Unexercisable
------------------------  ----------------  ----------------  ---------------------------  ---------------------------
Tom E. DuPree, Jr.               -                 -               277,445 / 937,340                 - / -
Margaret E. Waldrep              -                 -               359,645 / 438,108                 - / -
Louis J. Profumo                 -                 -                     - / 200,000                 - / -
Ronald N. Magruder               -                 -                60,030 / 206,692                 - / -
Robert A. Andreottola            -                 -               114,784 / 222,812                 - / -
------------------------  ----------------  ----------------  ---------------------------  ---------------------------

                             Comparison of Five-Year
                         Cumulative Shareholder Return

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard and Poor's 500 Stock Index and Nation's Restaurant News Stock Index, for a period of five years commencing December 28, 1997 and ending December 29, 2002. The graph assumes that $100 was invested on December 28, 1997, in Company Common Stock, Standard and Poor's 500 Stock Index and the Nations Restaurant News Stock Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPH


Year    Avado Brands, Inc.   Nations Restaurant News(1)    S&P 500
----    ------------------   --------------------------   ---------
1997          100                      100                   100
1998           64                      134                   127
1999           33                      125                   151
2000            4                      122                   136
2001            1                      122                   120
2002            1                       98                    90


     (1) Does not reflect dividend reinvestment, which management of the Company believes to be immaterial.

  Compensation and Human Resources Committee Report on Executive Compensation


Committee Responsibilities

     The Compensation and Human Resources Committee (the "Committee") of the Board of Directors is charged with the responsibility of reviewing and making recommendations to the Board concerning the compensation of the Chief Executive Officer and all other elected corporate officers of the Company, and such other employees as the Board deems necessary. The Committee has the additional responsibilities of reviewing and making recommendations to the Board concerning the Company's human resources. The Committee met four times in 2002. All of the members of the Committee are non-management directors.

Committee Philosophy

     The Committee focuses on three primary objectives in determining the type and amount of executive compensation: to attract and retain superior talent; to motivate executives to achieve above average performance targets; and to align the interests of management with that of the shareholders for the long term.

     In 1998, the Committee retained the services of Watson Wyatt Worldwide as a consultant to review and make recommendations to the Committee on the Company's executive compensation programs. As a result of this effort, the Committee adopted new Short and Long-Term Incentive Plans and a Supplemental Deferred Compensation Plan for implementation in 1999. Thus, the primary components of executive compensation are base salaries, annual bonuses based on the Company's Short-Term Incentive Plan ("STIP"), and long-term incentives based on the Company's Long-Term Incentive Plan ("LTIP"). Executives are eligible to participate in various benefit plans, including the Supplemental Deferred Compensation Plan, on the same basis as other employees of the Company.

Base Salaries

     Salary recommendations are based on both internal and external factors for determining competitive executive salary levels. External factors include compensation survey data for executives in companies of similar size, industry and growth rate as the Company, as well as general industry surveys of executive compensation. The Committee utilized the services of Watson Wyatt Worldwide as consultants to the Committee in analyzing and researching salary survey data and determining competitive salary ranges for the Chairman and CEO and other executive officers of the Company. Internal factors affecting executive salaries include individual performance, employee length of service and overall Company performance. Based on these factors, weighted subjectively by the Committee, base salaries for 2002 were generally set at levels the Committee believes are competitive with those of similarly situated executives at comparable companies.

Bonuses

     Pursuant to the Company's Short-Term Incentive Plan, the Committee's objective in 2002 was to target cash bonuses at a percentage of base salary that motivates the executive to achieve Company goals and is competitive within the industry. To accomplish this objective, guidelines for determining the percentage that bonuses bear to base salaries were generally established at 50%
- 70% for corporate officers, 40% - 60% for corporate vice-presidents, and 50% - 60% for brand presidents. To qualify for bonus, the Company's annual operating income targets must be met. Once the operating income target is met, the bonus paid is based 60% on the operating income target and 40% on the sales goal at the beginning of the fiscal year. The plan allows for partial bonus payments below plan and additional bonus for above plan results. No bonus for 2002 was paid. However, the Committee did authorize a one-time, compensatory recognition to Company executives, which was paid during 2002, to recognize the attainment of goals related to debt reduction, and to serve as an aid to retention for key personnel.

Long-Term Incentive Plan

     As mentioned above, the Company implemented a new LTIP in 1999. This plan provides for stock option grants for which employees are eligible in various percentages depending on the employees' positions and areas of responsibility with the Company. All stock options under the plan are granted at the market price of the stock on the date of grant, and vested at the rate of 33% per year for three years. Option terms are ten years. Stock option grants to named executives under the LTIP are shown in the table entitled "Option Grants in Last Fiscal Year."

Management Severance Plan

     In 2002, the Committee approved a Management Severance Plan that provides severance benefits for eligible management employees whose employment is terminated within one year of, and due to, a change-in-control of the Company. All management employees who are participants in the 2002 LTIP are eligible for a lump sum payment payable not less than 30 days after termination of the participant's employment within 12 months of, and due to, a change in control as it is defined in the plan. The amount of the severance payment depends on the participant's position in the Company and is calculated as a multiple of base salary. No benefits were paid pursuant to this plan in 2002.

Compensation of the Chairman and Chief Executive Officer

     The compensation of the Chairman and Chief Executive Officer of the Company was determined based on the salary, bonuses and LTIP plans described above. In 2002, the Chairman and Chief Executive Officer received a pay increase and the above-mentioned one-time compensatory recognition.

Director Compensation

     Mr. Sroka and Mr. Alvarez-Recio participated in the Outside Director Deferred Stock Unit Plan in 2002. The plan allows outside directors to defer receipt of all or any portion of their retainers and/or meeting fees and receive deferred stock units that are convertible to shares of Company stock upon termination of a director's board service. Mr. Sroka's account has been credited with 194,164 deferred stock units under this plan. Mr. Alvarez-Recio's account has been credited with 121,733 deferred stock units. (See "Voting Securities and Principal Holders Thereof.")

Other Information

     Section 162(m) of the Internal Revenue Code limits the Company's ability to deduct certain compensation (including compensation resulting from the exercise of non-qualified stock options) in excess of $1,000,000 for any taxable year paid to any of its executive officers. To the extent it is reasonably able to do so and as one of the factors considered in compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. The Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but it reserves the right to provide non-deductible compensation if it determines that such action is in the best interest of the Company and its shareholders. No executive officer of the Company received compensation in excess of $1,000,000 in 2002.


Report submitted February 27, 2003.

By:      Robert Sroka, Compensation Committee Chair
         Emilio Alvarez-Recio, Compensation Committee Member
         Jerome Atkinson, Compensation Committee Member

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 3, 2003 by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and executive officer of the Company and (iii) all executive officers and directors of the Company as a group.

                                                  Shares Beneficially
                                                     Owned (1) (2)
                                          ----------------------------------
      Name of Beneficial Owner                 Number           Percent
---------------------------------------   ----------------- ----------------
Tom E. DuPree, Jr.  (3)                       9,353,340          27.7 %
Margaret E. Waldrep (4)                         686,066           2.0 %
Robert A. Andreottola (5)                       264,679             *
Percy V. Williams (6)                            61,221             *
Louis J. Profumo                                  6,728             *
Robert Sroka (7)                                217,012             *
Emilio Alvarez-Recio (8)                        142,030             *
William V. Lapham (9)                            27,297             *
Jerome A. Atkinson (10)                          24,486             *

All directors and executive officers
  as a group (9 persons) (11)                10,770,457          31.1 %


     Mr. DuPree is the only shareholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock. Mr. DuPree's address is Hancock at Washington, Madison, Georgia 30650.

*Less than one percent.

     (1) The named shareholders have sole voting and investing power with respect to all shares shown as being beneficially owned by them except with respect to the shares owned by the Company's Employee Stock Ownership Plan and Trust ("ESOP"). Each participant in the ESOP has the right to direct voting of all shares allocated to his account on all matters. Power to direct the investment of shares held by the ESOP presently rests with the Company's Employee Benefit Committee; however, each ESOP participant, age 55 and with 10 years of service, may elect to direct the investment of 25% of shares allocated to his account.

     (2) Except as indicated below, does not include shares issuable upon exercise of stock options.

     (3) Includes 667,549 shares which Mr. DuPree has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $1.93. Includes 248,238 shares held by the ESOP which are allocated to other employees and for which Mr. DuPree has shared investment power. See Footnote (1) above. Mr. DuPree is the Chairman of the Board of Directors and Chief Executive Officer of the Company.

     (4) Includes 8,050 shares held by the ESOP and 52,712 shares held by the Supplemental Plan which are vested and allocated to Ms. Waldrep. Includes 564,748 shares which Ms. Waldrep has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $4.05. Ms. Waldrep is Chief Administrative Officer and a Director of the Company.

     (5) Includes 3,820 shares held by the ESOP Plan which are vested and allocated to Mr. Andreottola. Includes 194,659 shares which Mr. Andreottola has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $5.86. Mr. Andreottola is President of the Company's Don Pablo's Mexican Kitchen brand.

     (6) Includes 532 shares held by the ESOP and 37,151 shares held by the Supplemental Plan which are vested and allocated to Mr. Williams. Includes 23,538 shares which Mr. Williams has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $5.88. Mr. Williams is Corporate Secretary of the Company.

     (7) Includes 194,164 deferred stock units credited to Mr. Sroka's account in the Company's Outside Director Deferred Stock Unit Plan, which are convertible to shares of common stock upon termination of Board service. Includes 22,848 shares which Mr. Sroka has the right to acquire within 60 days upon the exercise of stock options at an exercise price of $1.16. Mr. Sroka is a director of the Company.

     (8) Includes 121,733 deferred stock units credited to Mr. Alvarez-Recio's account in the Company's Outside Director Deferred Stock Unit Plan, which are convertible to shares of common stock upon termination of Board service. Includes 20,297 shares which Mr. Alvarez-Recio has the right to acquire within 60 days upon the exercise of stock options at an exercise price of $1.10. Mr. Alvarez-Recio is a director of the Company.

     (9) Includes 20,297 shares which Mr. Lapham has the right to acquire within 60 days upon the exercise of stock options at an exercise price of $1.10. Mr. Lapham is a director of the Company.

     (10) Includes 19,486 shares which Mr. Atkinson has the right to acquire within 60 days upon the exercise of stock options at an exercise price of $0.96. Mr. Atkinson is a director of the Company.

     (11) Includes 1,533,422 shares which the officers and directors have the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $3.23 per share, 12,402 shares held by the ESOP and 89,863 shares held by the Supplemental Plan which are vested and allocated to executive officers. Includes 235,836 shares held by the ESOP which are unvested or allocated to other employees and includes 315,897 deferred stock units held in the Company's Outside Director Deferred Stock Unit Plan.


Certain Relationships and Related Transactions

     At December 31, 2000, the Company held several notes receivable, one of which was secured by real estate, from Tom E. DuPree, Jr., Chairman of the Board and Chief Executive Officer of the Company (the "Chairman Notes" and the "Chairman"). At December 30, 2001, the due date of the Chairman Notes was June 30, 2002 with an interest rate of 11.5% payable at maturity.

     At December 30, 2001, total amounts owed to the Company under the Chairman Notes were $10.9 million in principal and $3.0 million in accrued interest. At that time, the Company recorded an allowance against the ultimate realization of amounts due totaling $11.1 million, yielding a net balance of $2.8 million, the fair value of the real estate collateral held by the Company.

     In March 2002, the Board of Directors approved a series of transactions whereby the Chairman sold the real estate collateral securing one of the Chairman Notes and, with the $2.8 million in proceeds, purchased $14.0 million in face value of the Company's 11.75% Senior Subordinated Notes, due June 2009 (the "Subordinated Notes"). The Subordinated Notes were pledged as collateral by the Chairman to secure amounts owed by him to the Company under the Chairman Notes.

     On March 6, 2002 the principal and interest due on the several Chairman Notes were consolidated into one note with a principal balance of $14.1 million (the "New Chairman Note"), and the interest payment terms, interest rate and due date of the note were changed to match the terms and due date of the Subordinated Notes. All amounts of interest and principal paid by the Company on the Subordinated Notes owned by the Chairman and pledged as collateral to the Company, will be used to make simultaneous payments to the Company on amounts due to the Company under the New Chairman Note.

     In conjunction with the Company's July 10, 2002 payment of semi-annual interest due to holders of its Subordinated Notes, the Chairman made a simultaneous payment of principal and interest under the New Chairman Note in the amount of $0.8 million. As a result, the principal balance of the New Chairman Note was reduced to $13.7 million at year-end. The balance of the New Chairman Note at December 29, 2002 was $2.7 million, net of the valuation allowance established in 2001. Subsequent to year-end, in conjunction with the Company's January 9, 2003 payment of semi-annual interest to holders of its Subordinated Notes, the Chairman made a simultaneous payment of interest in the amount of $0.8 million.

                    Proposal 2: APPROVAL OF AMENDMENT TO THE
                  AVADO BRANDS, INC. 1995 STOCK INCENTIVE PLAN

Introduction

     On December 8, 2002, the Board of Directors approved an amendment to the Avado Brands, Inc. 1995 Stock Incentive Plan (the "Plan"). Except for this amendment, the Plan, as initially approved by the Board of Directors on June 26, 1995, and as amended with approval of shareholders on April 30, 1996, April 29, 1997, April 28, 1998 and May 4, 1999 will remain in effect. The amendment is summarized below.

Summary of Amendment

     The Company believes the Plan advances the interests of the Company and its shareholders by encouraging and enabling directors and key employees of the Company to acquire or increase their financial interests in the Company through stock options granted under the plan. As of March 3, 2003, the Company had 3,489,354 options outstanding and 110,646 remaining options available for issuance pursuant to the Plan (see "Equity Compensation Plans"). The aggregate market value of the shares of Common Stock underlying outstanding options under the Plan was $628,084 based on a March 3, 2003 closing price of $0.18.

     The Board of Directors of the Company believes that it is in the best interests of the Company to amend the Plan as summarized below:

     Amendment - amend section 5.1 of the Plan to increase the maximum number of shares of Stock that may be issued pursuant to the Plan to 4,100,000 shares from 3,600,000 shares.

Summary of the Plan

     The principal features of the Plan are summarized below. The summary is qualified by reference to the actual provisions of the Plan, a copy of which is attached as Appendix A. At March 3, 2003, the Company estimates that approximately 60 persons, of whom six are the executive officers, are currently eligible to participate in the Plan, all of whom participate.

     For information concerning stock options granted during fiscal 2002 under the Plan to the named executive officers and all non-employee directors (see "Compensation of Executive Officers" and "Information About the Board of Directors"). During 2002, all the executive officers as a group, including the named executive officers, received options for 1,505,140 shares pursuant to the Plan, and non-executive officer employees received options for 564,440 shares. A total of 2,069,580 options were granted during 2002 under the plan. The number of options that may be granted in the future to eligible participants is not currently determinable.

     The Plan is administered by the Company's Management Committee, which consists of the Company's executive officers. Except for options granted to executive officers and directors, the Management Committee selects the recipients of the options, and also determines the number of shares, exercise price, terms and conditions of exercise, consequences of any termination of employment, whether or not an option qualifies as an Incentive Stock Option ("ISO") (described below), and other terms of each option. The options for executive officers are granted by the Compensation and Human Resources Committee of the Board, which determines the number of options to be granted and the terms and conditions of such options. The Management Committee and the Compensation and Human Resources Committee are referred to hereinafter as the "Committee", with each exercising the authority with respect to the designated group of directors and key employees.

     Options may be granted to directors and to such officers and other employees of the Company as determined by the Committee. The Committee has determined that the Company's officers, division presidents, vice-presidents, directors, and certain other employees are currently eligible to participate in the Plan.

     Options granted under the Plan represent rights to purchase shares of Common Stock of the Company within a fixed period of time and at a specified price per share (the "exercise price"), which will be determined by the Committee but shall be no less than the market price of the Common Stock of the Company on the date of grant of the option. The Company receives no monetary consideration for the granting of stock options.

     Options granted under the Plan become vested and exercisable at such times and pursuant to such terms as determined by the Committee; provided that no option granted to officers or directors of the Company may be exercisable prior to six months after grant (except in the case of death or disability). In the case of an option intended to be an ISO, the term of the option may not exceed ten years from the date of grant and the option price may not be less than 100% of fair market value per share of the Common Stock on the date of grant. It is anticipated that nonvested options will expire upon termination of employment of an optionee for any reason other than a change in control of the Company. Pursuant to the Plan, in the event of a reorganization of the Company in which the Company's existence terminates, the Committee in its discretion may declare that all outstanding options become exercisable immediately and shall terminate if not exercised prior to the reorganization. Options may be exercised with cash or, at the sole discretion of the Committee, by delivery of shares of Common Stock of the Company owned by the option holder.

     The options granted under the Plan are, during the lifetime of the optionee, exercisable only by the optionee (or by an appointed guardian or legal representative) and are not transferable or assignable in whole or in part except by will or by the laws of descent and distribution or, to permitted transferees under limited circumstances as determined by the Committee. In general, the unexercised portion of any option granted under the Plan will terminate upon the earlier to occur of (i) the expiration of the option in accordance with its terms (anticipated normally to be ten years) or (ii) the expiration of three months from the date of termination of the option holder's employment; provided, however, that unless otherwise determined by the Committee, all options held by an optionee shall be terminated if the optionee provides services to a competitor of the Company.

     The Board of Directors has the right at any time to terminate or amend the Plan, but no such action may terminate options already granted or otherwise affect the rights of any optionee under an outstanding option without the optionee's consent. Without shareholder approval, the Board may not amend the Plan to (i) increase the total number of shares of stock subject to option (except for an adjustment of shares for stock splits, stock dividends or the like, (ii) change or modify the class of eligible participants, or (iii) materially increase the benefits accruing to Plan participants. Unless the Plan is terminated earlier by the Board, no options may be granted under the Plan after June 26, 2005.

     The shares of Common Stock to be issued upon exercise of the options granted and to be granted under the Plan will be registered under the Securities Act of 1933, as amended (the "Act") prior to the time that any options become exercisable. Therefore, shares received by optionees (other than officers, directors and other "affiliates" of the Company as defined by the Act) upon exercise of the options will be freely transferable.

Federal Income Tax Consequences

     There are no federal income tax consequences to an optionee or to the Company on the granting of options. Federal tax consequences upon exercise will vary depending on whether the option is an ISO or a Non-ISO.

Incentive Stock Options

     When an optionee exercises an incentive stock option, the optionee will not recognize any taxable income at that time, and the Company will not be entitled to a deduction. The optionee will recognize capital gain or loss at the time of disposition of shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The Company will not be entitled to a tax deduction if the optionee satisfies these holding-period requirements. The Federal income tax advantage to the holder of an incentive stock option who meets the holding-period requirement is a deferral, until the acquired stock is sold, of taxation on any increase in the stock's value from the time of grant of the option to the time of its exercise, and taxation of such gain, at the time of sale, as capital gain rather than ordinary income.

     If the holding-period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the option price; any increase in the value of the option stock subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee's holding period for the stock. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee may recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the Company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

Non-Qualified Stock Options

     Generally when an optionee exercises a non-qualified stock option, the optionee recognizes income in the amount of the aggregate fair market value of the shares received upon exercise, less the aggregate amount paid for those shares, and the Company may deduct as an expense the amount of income so recognized by the optionee, provided that the Company satisfies certain tax withholding requirements. The holding-period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the fair market value of the acquired shares on the date of exercise.

Votes Required and Recommendation of the Board

     The amendment to the Plan will be approved if the number of shares voted in favor of the amendment exceeds the number voted against it, assuming a quorum is present at the annual meeting. If the shareholders do not vote a sufficient number of shares of Common Stock in favor of the Plan, as amended, the amendment will not take effect and the Plan will continue in its current form.

     The Board of Directors recommends a vote "For" approval of the amendment to the Plan.


                      EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth aggregate information as of December 29, 2002 with respect to all of the Company's compensation plans, including individual compensation arrangements, under which its equity securities are authorized for issuance.

                                   Number of Securities to be    Weighted-Average Exercise       Number of Securities
                                     Issued Upon Exercise of       Price of Outstanding         Remaining Available for
                                      Outstanding Options,        Options, Warrants and          Future Issuance Under
Plan Category                         Warrants and Rights                 Rights               Equity Compensation Plans
---------------------------------  ---------------------------  ----------------------------  ---------------------------
Equity Compensation Plans
  approved by Shareholders                 3,979,606                       $2.53                        175,672
Equity Compensation Plans
  not approved by Shareholders               280,704                       $0.43                        319,296
---------------------------------  --------------------------  -----------------------------  ---------------------------

     Equity Compensation Plans not approved by Shareholders consists solely of the Company's Outside Director Deferred Stock Unit Plan, which was adopted in 1998. The Deferred Stock Unit Plan allows outside directors to defer receipt of all or any portion of their retainers and/or meeting fees and receive deferred stock units that are convertible to shares of Company stock upon termination of their board service.


         Proposal 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending December 28, 2003, subject to ratification of this appointment by the shareholders of the Company. KPMG LLP has served as independent auditors of the Company and a predecessor of the Company since 1985 and is considered by the Audit Committee and the Board of Directors to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

     One or more representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares voted on the matter, assuming a quorum is present, is required to ratify the selection of auditors. If the shareholders should not ratify the appointment of KPMG LLP, the Board of Directors will reconsider the appointment.

     The Board of Directors recommends a vote "For" ratification of selection of the auditors.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, officers, directors and beneficial owners of more than ten percent of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission reporting their beneficial ownership of the Common Stock at the time that they become subject to the reporting requirements and changes in beneficial ownership occurring thereafter. Based on a review of reports submitted to the Company and written representations from persons known to the Company to be subject to these reporting requirements, the Company believes that all such reports due in 2002 were filed on a timely basis with the following exceptions. The Company filed Form 4's on behalf of Mr. Williams and Ms. Waldrep, related to the granting of stock options pursuant to the Company's 1995 Stock Incentive Plan, approximately two months late as a result of the timing of grant approval by the Company's Compensation and Human Resource Committee. The Company also filed Form 4's on behalf of Mr. Alvarez-Recio, Mr. Atkinson, Mr. Lapham and Mr. Sroka approximately fifteen days late related to the granting of stock options pursuant to the Company's 1995 Stock Incentive Plan. The Company filed a Form 4 on behalf of Mr. Andreottola approximately one month late related to purchases of common stock and filed Form 4's on behalf of Mr. Alvarez-Recio and Mr. Sroka approximately one month late related to deferred stock units received as compensation for board service under the Company's Outside Director Deferred Stock Unit Plan. The Company filed a Form 5 on behalf of Mr. Sroka in March of 2002 related to deferred stock units received in 2001 as compensation for board service under the Company's Outside Director Deferred Stock Unit Plan. The Company also filed a Form 3 on behalf of Mr. Profumo approximately three months late.


                             FORM 10-K ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER, UPON WRITTEN REQUEST TO THE VICE PRESIDENT OF FINANCIAL COMPLIANCE AND REPORTING, AVADO BRANDS, INC., HANCOCK AT WASHINGTON, MADISON, GEORGIA 30650.


                              COST OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies in person or by telephone, telegraph or other means of communication, for which no special compensation will be paid. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of the Common Stock, and such persons will be reimbursed for their reasonable expenses.

                              SHAREHOLDER PROPOSALS

     No proposals by non-management shareholders have been presented for consideration at the Annual Meeting. The Company expects that its 2004 Annual Meeting will occur during May 2004. Any proposals by non-management shareholders intended for presentation at the 2004 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, not later than December 1, 2003, in order to be included in the proxy material for that Meeting. The Company must be notified not later than February 13, 2004 of any shareholder proposal that was not submitted earlier for inclusion in the proxy materials, but is intended to be presented for action at the meeting, or else proxies solicited by the Company for that meeting may be voted on such proposal at the discretion of the person or persons holding those proxies.


                                  OTHER MATTERS

     Management of the Company is not aware of any other matters that may come before the Annual Meeting of Shareholders. However, as to any such matters, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgement.

Madison, Georgia
April 7, 2003

                                   Appendix A

                               AVADO BRANDS, INC.
                            1995 STOCK INCENTIVE PLAN
                             As amended and restated
                                December 8, 2002


                                TABLE OF CONTENTS


ARTICLE I        DEFINITIONS................................................. 1
     (a)         "Board"..................................................... 1
     (b)         "Code"...................................................... 1
     (c)         "Committee"................................................. 1
     (d)         "Company"................................................... 1
     (e)         "Director".................................................. 1
     (f)         "Employee".................................................. 1
     (g)         "Employer".................................................. 1
     (h)         "Fair Market Value"......................................... 1
     (i)         "ISO"....................................................... 2
     (j)         "1934 Act".................................................. 2
     (k)         "Officer"................................................... 2
     (l)         "Option".................................................... 2
     (m)         "Option Agreement".......................................... 2
     (n)         "Optionee".................................................. 2
     (o)         "Option Price".............................................. 2
     (p)         "Parent".................................................... 2
     (q)         "Plan"...................................................... 2
     (r)         "Purchasable"............................................... 2
     (s)         "Qualified Domestic Relations Order"........................ 2
     (t)         "Stock"..................................................... 2
     (u)         "Subsidiary"................................................ 2

ARTICLE II        THE PLAN................................................... 3
   Section 2.1    Name....................................................... 3
   Section 2.2    Purpose.................................................... 3
   Section 2.3    Effective Date............................................. 3
   Section 2.4    Termination Date........................................... 3

ARTICLE III       ELIGIBILITY................................................ 3

ARTICLE IV        ADMINISTRATION............................................. 3

   Section 4.1    Duties and Powers of the Committee......................... 3
   Section 4.2    Interpretation; Rules...................................... 3
   Section 4.3    No Liability............................................... 3
   Section 4.4    Majority Rule.............................................. 4
   Section 4.5    Company Assistance......................................... 4

ARTICLE V         SHARES OF STOCK SUBJECT TO PLAN............................ 4
   Section 5.1    Limitations................................................ 4
   Section 5.2    Antidilution............................................... 4

ARTICLE VI        OPTIONS...................................................  5
   Section 6.1    Certain Limitations........................................ 5
   Section 6.2    Option Grant and Agreement................................. 5
   Section 6.3    Optionee Limitations....................................... 5
   Section 6.4    $100,000 Limitation........................................ 6
   Section 6.5    Option Price............................................... 6
   Section 6.6    Exercise Period............................................ 6
   Section 6.7    Option Exercise............................................ 6
   Section 6.8    Nontransferability of Option............................... 7
   Section 6.9    Termination of Employment.................................. 7
   Section 6.10   Employment Rights.......................................... 7
   Section 6.11   Certain Successor Options.................................. 7
   Section 6.12   Conditions to Issuing Option Stock......................... 7
   Section 6.13   Compliance with Code Section 162(m)........................ 7

ARTICLE VII       TERMINATION, AMENDMENT AND MODIFICATION OF PLAN............ 8

ARTICLE VIII      MISCELLANEOUS.............................................. 8
   Section 8.1    Replacement or Amended Grants.............................. 8
   Section 8.2    Forfeiture for Competition................................. 8
   Section 8.3    Plan Binding on Successors................................. 8
   Section 8.4    Gender..................................................... 8
   Section 8.5    Headings Not a Part of Plan................................ 8

                               AVADO BRANDS, INC.
                            1995 STOCK INCENTIVE PLAN


                                    ARTICLE I
                                   DEFINITIONS

     As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

     (a) "Board" shall mean the Board of Directors of the Company.

     (b) "Code" shall mean the United States Internal Revenue Code of 1986, as amended. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     (c) "Committee" shall mean a committee of at least two Directors appointed from time to time by the Board, having the duties and authority set forth herein in addition to any other authority granted by the Board. To the extent necessary or desirable, the Committee (or a designated subcommittee of the Committee) shall consist only of Non-Employee Directors (as described in Rule 16b-3 under the 1934 Act).

     (d) "Company" shall mean Avado Brands, Inc., a Georgia corporation.

     (e) "Director" shall mean a member of the Board.

     (f) "Employee" shall mean any employee of the Company or any Subsidiary of the Company.

     (g) "Employer" shall mean the corporation that employs an Optionee.

     (h) "Fair Market Value" of the shares of Stock on any date shall mean:

     (i) the closing price, regular way, or in the absence thereof the mean of the last reported bid and asked quotations, on such date on the exchange having the greatest volume of trading in the shares during the thirty-day period preceding such date (or if such exchange was not open for trading on such date, the next preceding date on which it was open); or

     (ii) if there is no price as specified in (i), the final reported sales price, or if not reported in the following manner, the mean of the closing high bid and low asked prices, in the over-the-counter market for the shares as reported by the National Association of Securities Dealers Automatic Quotation System or, if not so reported, then as reported by the National Quotation Bureau Incorporated, or if such organization is not in existence, by an organization providing similar services, on such date (or if such date is not a date for which such system or organization generally provides reports, then on the next preceding date for which it does so); or

     (iii) if there also is no price as specified in (ii), the price determined by the Committee by reference to bid-and-asked quotations for the shares provided by members of an association of brokers and dealers registered pursuant to subsection 15(b) of the 1934 Act, which members make a market in the shares, for such recent dates as the Committee shall determine to be appropriate for fairly determining current market value; or

     (iv) if there also is no price as specified in (iii), the amount determined in good faith by the Committee based on such relevant facts, which may include opinions of independent experts, as may be available to the Committee.

     (i) "ISO" shall mean an Option that complies with and is subject to the terms, limitations and conditions of Code section 422 and any regulations promulgated with respect thereto.

     (j) "1934 Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

     (k) "Officer" shall mean a person who constitutes an officer of the Company for the purposes of Section 16 of the 1934 Act, as determined by reference to such Section 16 and to the rules, regulations, judicial decisions, and interpretative or "no-action" positions with respect thereto of the Securities and Exchange Commission, as the same may be in effect or set forth from time to time.

     (l) "Option" shall mean a contractual right to purchase Stock granted pursuant to the provisions of Article VI hereof.

     (m) "Option Agreement" shall mean an agreement between the Company and an Optionee setting forth the terms of an Option.

     (n) "Optionee" shall mean a person to whom an Option has been granted hereunder.

     (o) "Option Price" shall mean the price at which an Optionee may purchase a share of Stock pursuant to an Option.

     (p) "Parent" shall mean any corporation (other than the corporation with respect to which the determination is being made) in an unbroken chain of corporations ending with the corporation with respect to which the determination is being made if, at the relevant time, each of the corporations other than the corporation with respect to which the determination is being made owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     (q) "Plan" shall mean the 1995 Stock Incentive Plan of the Company.

     (r) "Purchasable", when used to describe Stock, shall refer to Stock that may be purchased by an Optionee under the terms of this Plan on or after a certain date specified in the applicable Option Agreement.

     (s) "Qualified Domestic Relations Order" shall have the meaning set forth in the Code or in the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated under the Code or such Act.

     (t) "Stock" shall mean the $.01 par value common stock of the Company or, in the event that the outstanding shares of such stock are hereafter changed into or exchanged for shares of a different class of stock or securities of the Company or some other corporation, such other stock or securities.

     (u) "Subsidiary" shall mean any corporation (other than the corporation with respect to which the determination is being made) in an unbroken chain of corporations beginning with the corporation with respect to which the determination is being made if, at the relevant time, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                                   ARTICLE II
                                    THE PLAN

     2.1 Name. This plan shall be known as the "Avado Brands, Inc. 1995 Stock Incentive Plan".

     2.2 Purpose. The purpose of the Plan is to advance the interests of the Company, its shareholders, and any Subsidiary of the Company, by offering certain Employees and Directors an opportunity to acquire or increase their proprietary interests in the Company. Options will promote the growth and profitability of the Company, and any Subsidiary of the Company, because Optionees will be provided with an additional incentive to achieve the Company's objectives through participation in its success and growth.

     2.3  Effective  Date.  The Plan shall  become  effective  on June 26, 1995.

     2.4 Termination Date. No further Options shall be granted hereunder on or after June 26, 2005, but all Options granted prior to that time shall remain in effect in accordance with their terms; provided, however, that the Plan shall terminate on June 26, 1996, and all Options theretofore granted shall become void and may not be exercised if the shareholders of the Company shall not have approved the Plan's adoption prior to that date.


                                   ARTICLE III
                                   ELIGIBILITY

     The persons eligible to participate in this Plan shall consist only of Directors and those Employees whose participation the Committee determines is in the best interests of the Company.


                                   ARTICLE IV
                                 ADMINISTRATION

     4.1 Duties and Powers of the Committee. The Plan shall be administered by the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it may deem necessary. The Committee shall have the power to act by unanimous written consent in lieu of a meeting, and shall have the right to meet telephonically. In administering the Plan, the Committee's actions and determinations shall be binding on all interested parties. The Committee shall have the power to grant Options in accordance with the provisions of the Plan. Subject to the provisions of the Plan, the Committee shall have the discretion and authority to determine those individuals to whom Options will be granted, the number of shares of Stock subject to each Option, such other matters as are specified herein, and any other terms and conditions of an Option Agreement. To the extent not inconsistent with the provisions of the Plan, the Committee shall have the authority to amend or modify an outstanding Option Agreement, or to waive any provision thereof, provided that the Optionee consents to such action.

     4.2 Interpretation; Rules. Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan, including, without limitation, the amending or altering of any Options granted hereunder as may be required to comply with or to conform to any federal, state or local laws or regulations.

     4.3 No Liability. Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Option granted hereunder.

     4.4 Majority Rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

     4.5 Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability or other termination of employment, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.


                                    ARTICLE V
                         SHARES OF STOCK SUBJECT TO PLAN

     5.1 Limitations. Subject to any antidilution adjustment pursuant to the provisions of Section 5.2 hereof, the maximum number of shares of Stock that may be issued hereunder shall be 4,100,000. Shares subject to an Option may be either authorized and unissued shares or shares issued and later acquired by the Company. The shares covered by any unexercised portion of an Option that has terminated for any reason (except as set forth in the following paragraph), may again be optioned under the Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for option hereunder.

     5.2 Antidilution.

     (a) If the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, stock split or stock dividend, or if any spin-off, spin-out or other distribution of assets materially affects the price of the Company's stock:

     (i) The aggregate number and kind of shares of Stock for which Options may be granted hereunder shall be adjusted proportionately by the Committee; and

     (ii) The rights of Optionees (concerning the number of shares subject to Options and the Option Price) under outstanding Options shall be adjusted proportionately by the Committee.

     (b) If the Company shall be a party to any reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Committee, in its discretion, may:

     (i) notwithstanding other provisions hereof, declare that all Options granted under the Plan shall become exercisable immediately notwithstanding the provisions of the respective Option Agreements regarding exercisability, that all such Options shall terminate a specified period of time after the Committee gives written notice of the immediate right to exercise all such Options and of the decision to terminate all Options not exercised within such period; and/or

     (ii) notify all Optionees that all Options granted under the Plan shall be assumed by the successor corporation or substituted on an equitable basis with options issued by such successor corporation.

     (c) If the Company is to be liquidated or dissolved in connection with a reorganization described in paragraph 5.2(b), the provisions of such paragraph shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions hereof, cause every Option outstanding under the Plan to terminate to the extent not exercised prior to the adoption of the plan of dissolution or liquidation by the shareholders, provided that, notwithstanding other provisions hereof, the Committee may declare all Options granted under the Plan to be exercisable at any time on or before the fifth business day following such adoption notwithstanding the provisions of the respective Option Agreements regarding exercisability.

     (d) The adjustments described in paragraphs (a) through (c) of this Section 5.2, and the manner of their application, shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article V shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.


                                   ARTICLE VI
                                     OPTIONS

     6.1 Certain Limitations. Except as otherwise provided under this Plan, the maximum number of shares of Stock subject to Options which can be granted under the Plan during a 12-month period to an Employee shall be 1,000,000 shares.

     6.2 Option Grant and Agreement. Each Option granted or modified hereunder shall be evidenced (a) by either minutes of a meeting or a written consent of the Committee, and (b) by a written Option Agreement executed by the Company and the Optionee. The terms of the Option, including the Option's duration, time or times of exercise, exercise price and whether the Option is intended to be an ISO, shall be stated in the Option Agreement. Separate Option Agreements shall be used for Options intended to be ISO's and those not so intended, but any failure to use such separate Agreements shall not invalidate, or otherwise adversely affect the Optionee's rights under and interest in, the Options evidenced thereby.

     6.3 Optionee Limitations. The Committee shall not grant an ISO to any person who, at the time the ISO would be granted:

     (a) is not an Employee; or

     (b) owns or is considered to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Employer, or any Parent or Subsidiary of the Employer; provided, however, that this limitation shall not apply if at the time an ISO is granted the Option Price is at least 110% of the Fair Market Value of the Stock subject to such Option and such Option by its terms would not be exercisable after the expiration of five years from the date on which the Option is granted. For the purpose of this paragraph
(b), a person shall be considered to own (i) the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants, (ii) the stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust in proportion to such person's stock interest, partnership interest or beneficial interest therein, and (iii) the stock which such person may purchase under any outstanding options of the Employer or of any Parent or Subsidiary of the Employer.

     6.4 $100,000 Limitation. Except as provided below, the Committee shall not grant an ISO to, or modify the exercise provisions of outstanding ISO's held by, any person who, at the time the ISO is granted (or modified), would thereby receive or hold any incentive stock options (as described in Code section 422) of the Employer and any Parent or Subsidiary of the Employer, such that the aggregate Fair Market Value (determined as of the respective dates of grant or modification of each option) of the stock with respect to which such incentive stock options are exercisable for the first time during any calendar year is in excess of $100,000; provided, that the foregoing restriction on modification of outstanding ISO if, as a result of such modification and with the consent of the Optionee, such Option no longer constitutes an ISO shall be treated as an ISO up to the limitation and the excess shall be treated as an Option not qualifying as an ISO. The preceding sentence shall be applied by taking options intended to be ISO's into account in the order in which they were granted.

     6.5 Option Price. The Option Price under each Option shall be determined by the Committee. However, the Option Price shall not be less than Fair Market Value of the Stock on the date that the Option is granted (or, in the case of an ISO that is subsequently modified, on the date of such modification).

     6.6 Exercise Period. The period for the exercise of each Option granted hereunder shall be determined by the Committee, but the Option Agreement with respect to each Option intended to be an ISO shall provide that such Option shall not be exercisable after the expiration of ten years from the date of grant (or modification) of the Option. In addition, no Option granted to an Employee who is also an Officer or Director shall be exercisable prior to the expiration of six months from the date such Option is granted, other than in the case of the death or disability of such Employee.

     6.7 Option Exercise.

     (a) Unless otherwise provided in the Option Agreement, an Option may be exercised at any time or from time to time during the term of the Option as to any or all whole shares that have become Purchasable under the provisions of the Option, but not at any time as to less than 100 shares unless the remaining shares that have become so Purchasable are less than 100 shares. The Committee shall have the authority to prescribe in any option Agreement that the Option may be exercised only in accordance with a vesting schedule during the term of the Option.

     (b) An Option shall be exercised by (i) delivery to the Secretary of the Company at its principal office of written notice of exercise with respect to a specified number of shares of Stock, and (ii) payment to the Company at that office of the full amount of the Option Price for such number of shares.

     (c) The Option Price shall be paid in full upon the exercise of the Option; provided, however, that the Committee may provide in an Option Agreement that, in lieu of cash, all or any portion of the Option Price may be paid by tendering to the Company shares of Stock duly endorsed for transfer and owned by the Optionee, to be credited against the Option Price at the Fair Market Value of such shares on the date of exercise (however, no fractional shares may be so transferred, and the Company shall not be obligated to make any cash payments in consideration of any excess of the aggregate Fair Market Value of shares transferred over the aggregate Option Price.)

     (d) In addition to and at the time of payment of the Option Price, the Optionee shall pay to the Company in cash the full amount of any federal, state and local income, employment or other taxes required to be withheld from the income of such Optionee as a result of such exercise; provided, however, that in the discretion of the Committee any Option Agreement may provide that all or any portion of such tax obligations, together with additional taxes not exceeding the actual additional taxes to be owned by the Optionee as a result of such exercise, may, upon the irrevocable election of the Optionee, be paid by tendering to the Company whole shares of Stock duly endorsed for transfer and owned by the Optionee, or by authorization to the Company to withhold shares of Stock otherwise issuable upon exercise of the Option, in either case in that number of shares having a Fair Market Value on the date of exercise equal to the amount of such taxes thereby being paid, and subject to such restrictions as to the approval and timing of any such election as the Committee may from time to time determine to be necessary or appropriate to satisfy the conditions of the exemption set forth in Rule 16b-3 under the 1934 Act.

     (e) The holder of an Option shall not have any of the rights of a shareholder with respect to the shares of Stock subject to the Option until such shares have been issued upon the exercise of the Option.

     6.8 Nontransferabililty of Option. No Option granted hereunder shall be transferable by the Optionee to whom granted otherwise than (i) by will or the laws of descent and distribution and (ii) if permitted by the Committee, and upon such terms and conditions as the Committee may establish, to immediate family members of the Optionee or to a trust, partnership or similar vehicle for the benefit of such immediate family members (collectively, the "Permitted Transferees"). An Option may be exercised during the lifetime of such Optionee only by the Optionee or his guardian or legal representative or, if applicable, by Permitted Transferees. The terms of such Stock Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs, successors, and Permitted Transferees of the Optionee.

     6.9 Termination of Employment. The Committee shall have the power to specify, with respect to the Options granted to any particular Optionee, the effect upon such Optionee's right to exercise an Option of the termination of such Optionee's employment under various circumstances, which effect may include immediate or deferred termination of such Optionee's rights under an Option, or acceleration of the date at which an Option may be exercised in full.

     6.10 Employment Rights. Nothing in the Plan or in any Option Agreement shall confer on any person any right to continue in the employ of the Company or any Subsidiary of the Company, or shall interfere in any way with the right of the Company or any such Subsidiary to terminate such person's employment at any time.

     6.11 Certain Successor Options. To the extent not inconsistent with the terms, limitations and conditions of Code section 422, and any regulations promulgated with respect thereto, an Option issued in respect of an option held by an employee to acquire stock of any entity acquired, by merger or otherwise, by the Company (or any Subsidiary of the Company) may contain terms that differ from those stated in this Article VI, but solely to the extent necessary to preserve for any such employee the rights and benefits contained in such predecessor option, or to satisfy the requirements of Code section 424(a).

     6.12 Conditions to Issuing Option Stock. The Company shall not be required to issue or deliver any Stock purchased upon the full or partial exercise of any Option granted hereunder prior to fulfillment of all of the following conditions:

     (a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed, if any;

     (b) The completion of any registration or other qualification of such shares that the Company shall determine to be necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, or the Company's determination that an exemption is available from such registration or qualification;

     (c) The obtaining of any approval or other clearance from any federal or state governmental agency that the Company shall determine to be necessary or advisable; and

     (d) The lapse of such reasonable period of time following exercise as shall be appropriate for reasons of administrative convenience.

     Unless the shares of Stock covered by the Plan shall be the subject of an effective registration statement under the Securities Act of 1933, as amended, stock certificates issued and delivered to Optionees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

     6.13 Compliance with Code Section 162(m). At all times when the Committee determines that compliance with Code Section 162(m) is required or desired, all grants under this Plan shall comply with the requirements of Code Section 162(m). In addition, in the event that changes are made to Code Section 162 (m) to permit greater flexibility with respect to any grant under the Plan, the Committee may make any adjustments it deems appropriate.

                                   ARTICLE VII
                 TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

     The Board may at any time, (i) cause the Committee to cease granting Options, (ii) terminate the Plan, or (iii) in any respect amend or modify the Plan; provided, however, that the Board (unless its actions are approved or ratified by the shareholders of the Company within twelve months of the date the Board amends the Plan) may not amend the Plan to:

     (a) Materially increase the number of shares of Stock subject to the Plan;

     (b) Materially change or modify the class of persons that may participate in the Plan; or

     (c) Otherwise materially increase the benefits accruing to participants under the Plan.

     No termination, amendment or modification of the Plan shall affect adversely an Optionee's rights under an Option Agreement without the consent of the Optionee or his legal representative.


                                  ARTICLE VIII
                                  MISCELLANEOUS

     8.1 Replacement or Amended Grants. At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Options or accept the surrender of outstanding Options and grant new Options in substitution for them. Provided, however, no modification of an Option shall adversely affect an Optionee's rights under an Option Agreement without the consent of the Optionee or his legal representative and no modification or substitution of an outstanding option shall change or result in a change of any option price.

     8.2 Forfeiture for Competition. If an Optionee provides services to a competitor of the Company or any of its Subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent or otherwise, such services being of a nature that can reasonably be expected to involve the skills and experience used or developed by the Optionee while an Employee, then that Optionee's rights under any Options outstanding hereunder shall be forfeited and terminated, subject to a determination to the contrary by the Committee.

     8.3 Plan Binding on Successors. The Plan shall be binding upon the successors of the Company.

     8.4 Gender. Whenever used herein, the masculine pronoun shall include the feminine gender.

     8.5 Headings Not a Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference, and do not constitute a part of the Plan.